EXHIBIT 10.7

UMB SHORT TERM INCENTIVE COMPENSATION PLAN

SECTION 1. ESTABLISHMENT OF PLAN

UMB Financial Corporation does hereby adopt the UMB Financial Corporation Short Term Incentive Compensation Plan set forth herein, effective as of January 1, 2005, for the purpose of attracting, motivating and rewarding certain executives of the Company with performance-based compensation.

SECTION 2. DEFINITIONS

2.1	Affiliate: Any entity which is wholly owned by the Company or by an Affiliate.

2.2	Associate: A person who is employed by the Company or an Affiliate.

2.3	Board: The Board of Directors of the Company.

2.4	Bonus: The cash amount payable to any Participant with respect to a Program.

2.5	Change in Control: A change in control as that term is defined in Section 11.

2.6	Compensation Committee: The Committee described in Section 9.

2.7	Company: UMB Financial Corporation.

2.8	Designated Executive: An officer of the Company or its Affiliates, who has been designated, as of the time in question, by the Compensation Committee as an individual whose compensation is to be fixed exclusively by the Compensation Committee.

2.9	Eligible Employee: A person who is eligible to participate in the Plan in accordance with Section 5.

2.10	Exchange Act: The Securities Exchange Act of 1934, as amended, and the regulations and interpretations promulgated thereunder.

2.11	Executive Committee: The Executive Committee of the Company

2.12	Participant: An Eligible Employee who is designated as a Participant in a Program pursuant to Section 5.

2.13	Performance Standard: A Performance Standard as defined in Section 6.

2.14	Performance Period: A fiscal year of the Company or such shorter period as the Compensation Committee may designate in accordance with Section 4 with respect to which Bonuses may be paid under a Program.

2.15	Plan: The UMB Financial Corporation Short Term Incentive Compensation Plan, as amended from time to time.

2.16	Program: A cash bonus program established by the Compensation Committee under the Plan which, among other things, designates Participants, Designated Executives, Performance Periods, Performance Standards, formulas or procedures or standards for determining the amounts of Bonuses, and other terms that are to be covered by, and applicable under, such Programs.

SECTION 3. BONUS PROGRAMS

The Compensation Committee shall have the authority to establish and administer one or more Programs pursuant to which Bonuses may be paid to one or more Participants. Each Program shall identify or specify, among other things, the following items: (i) those Eligible Employees of the Company and its Affiliates who will participate in the Program; (ii) Target Awards for each Participant in a Program; (iii) Performance Standards which will be used in the Program to determine if a Target Award has been earned by a Participant; (iv) formulas, procedures, standards and guidelines to be used to determine if the amount of a Bonus to be paid to a Participant should be greater than, equal to, or less than, the amount of such Participant’s Target Award; (v) the period of time which the Program will be in effect, and (vii) other appropriate terms and conditions, as it sees fit. The Target Awards and Performance Standards may differ from Level to Level and Participant to Participant within a Program. The Target Awards, Performance Standards, formulas and procedures may differ from Program to Program.

SECTION 4. PERFORMANCE PERIODS

For each Program, the Compensation Committee shall establish a Performance Period over which each Participant’s performance will be measured to determine whether, and in what amounts, a Bonus may be payable to such Participant.

SECTION 5. ELIGIBILITY, PARTICIPATION AND COVERED EMPLOYEES

Each Program shall identify those Eligible Employees who will be Participants in the Program. An Eligible Employee may be an Associate of the Company or any of its Affiliates. For each Program, the Compensation Committee may designate as Participants one or more Eligible

Employees and may establish one or more descriptive categories (“Levels”) of Eligible Employees. Each Level and each Participant may have a Performance Standard and Target Award that is different than the Performance Standard and Target Award applicable to each other Level or Participant. Each Program shall identify any “Designated Executives” who are to be Participants in the Program.

SECTION 6. PERFORMANCE AND CRITERIA

Any Bonus payable in accordance with a Program shall be based upon the factors and criteria (which may be Company-wide or specific to an Affiliate, division, unit, Level, individual, product, and/or geographic area) established from time to time by the Compensation Committee. For each Program and for each Participant, the Compensation Committee shall designate one or more measurable performance levels or goals based upon such factors and criteria, which the Participant must achieve in order to earn the right to all, or a portion of, a Bonus under the Program (“Performance Standards”).

SECTION 7. AMOUNT OF BONUS

For each Program, the Compensation Committee shall specify Target Awards by designating an objective formula or standard for determining the potential dollar amount of each Participant’s Bonus. The Compensation Committee may also adopt and approve formulas, procedures, standards and guidelines to be used in determining the amounts of Bonuses that will be actually paid under a Program, and such formulas, procedures, standards and guidelines may provide that such amounts are in a range that extends below, and rises above, the respective Target Awards of the Participants. The formulas, procedures, standards and guidelines need not be uniformly applied to participants in a Program, at the Compensation Committee’s discretion. Notwithstanding a failure to satisfy applicable Performance Standard(s), and notwithstanding the application of any applicable formulas, procedures, standards and guidelines, the Compensation Committee (or its delegatee) shall have the discretion to increase the amount of any Participant’s Bonus above the otherwise-applicable amount, to reflect individual performance and/or unanticipated factors. The Compensation Committee or its permitted delegate shall also have the discretion to reduce the amount of any Participant’s Bonus below the otherwise-applicable amount to reflect individual performance and/or unanticipated factors.

SECTION 8. PAYMENT OF BONUSES

After the close of each Performance Period, the Compensation Committee shall certify in writing any achievement of the applicable Performance Standard(s), all calculations and adjustments under any formulas, procedures, standards and guidelines applicable to the Program, the amount of any discretionary adjustments, and the amount of any Bonuses payable to Participants. Bonuses shall be paid as soon as practicable after the end of the Performance Period, but no later than two and one-half months after the end of such period. The Company shall withhold from any amount payable under the Plan, all taxes and other amounts required to be withheld by any federal, state or local government.

SECTION 9. ADMINISTRATION BY COMMITTEE

A committee established by the Board (the “Compensation Committee”) shall administer the Plan. Until changed by the Board, the members of the Officers Salary and Stock Option Committee shall serve as the members of such committee. The Compensation Committee shall have full power, authority and discretion to: (a) administer and interpret the Plan and to adopt such rules, regulations, agreements, formulas, procedures, guidelines and standards for the administration of the Plan and for the conduct of its business as the Compensation Committee deems necessary or advisable, (b) adopt and administer such Programs, for such period(s) of time, and with respect to such Participants, as the Compensation Committee may determine appropriate or useful in promoting and advancing the purposes and goals of the Company and its Affiliates, (c) establish for each such Program, Performance Standards, Performance Periods, formulas, procedures, criteria, rules, standards or guidelines for the determination of Bonuses, and such other conditions, terms, elements as the Compensation Committee deems appropriate; and (d) administer, and from time to time amend, such Programs. To the extent provided in Section 10, the Compensation Committee may delegate the above power, authority and discretion to the Executive Committee.

SECTION 10. DELEGATION BY COMPENSATION COMMITTEE

The Compensation Committee shall have the authority to delegate to the Executive Committee, the power and authority to administer any Program in such manner as the Executive Committee deems beneficial to the Company from time to time, including the authority to designate

Participants (other than Designated Executives) in a Program, and to establish Performance Standards, Target Awards and formulas for determining Bonuses for such Participants, and to make discretionary adjustments to the Bonuses otherwise awardable to Participants, and to otherwise administer such Participants’ participation in, and rights under, the Program. Notwithstanding the foregoing delegation however, the Compensation Committee shall not have the authority to delegate to the Executive Committee, and only the Compensation Committee shall have, the authority, to designate any Designated Executive as a Participant in any Program or to fix or establish any Target Awards or Performance Standards or Bonuses for a Designated Executive, or to otherwise grant any Bonuses to a Designated Executive or make discretionary adjustments to a Bonus otherwise awardable to a Designated Executive, or to otherwise administer a Program with respect to a Designated Executive.

SECTION 11. CHANGE IN CONTROL

11.1	Change in Control Defined. For purposes of this Plan, a “Change in Control” shall occur if:

(a)	Any Person (as defined herein) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Company’s then outstanding voting securities (measured on the basis of voting power);

(b)	The shareholders of the Company approve a definitive agreement to merge or consolidate the Company with any other corporation or entity, and the transaction contemplated by such agreement is consummated, other than an agreement providing for (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities;

(c)	A change occurs in the composition of the Board during any period of twelve consecutive months such that individuals who at the beginning of such period were members of the Board cease for any reason other than resignation to constitute at least a majority thereof at the end of such twelve-month period, unless the election, or the nomination for election by the Company’s shareholders, of each new director elected during such twelve-month period was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(d)	The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, and the transaction contemplated by such plan or agreement is consummated.

For purposes of this paragraph, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (w) the Company or any of its subsidiaries, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company stock.

11.2

Acceleration Upon Change in Control. On the date a Change in Control occurs, notwithstanding anything else to the contrary herein, (i) all Bonuses with respect to a completed Performance Period shall be immediately payable in cash, (ii) with respect to a Performance Period not yet completed, such Performance Period shall be deemed to have ended and the applicable Performance Standard(s) or standard(s) shall be appropriately adjusted to reflect the length of such Performance Period in comparison to the originally established Performance Period, and all Bonuses for such Performance Period shall be immediately payable in cash on a pro-rated basis, (iii) the Compensation

Committee shall not have the discretion provided in Section 7 to reduce the amount of any Participant’s Bonus below the amount which would otherwise have been payable to the Participant under the applicable formula or standard and under this Section 11, and (iv) the provisions of this Section 11 may not be amended adversely to any Participant without the written consent of such Participant. If by reason of this Section 11 an excise or other special tax (“Excise Tax”) is imposed on any payment under the Plan (a “Required Payment”), the amount of each Required Payment shall be increased by an amount which, after payment of income taxes, payroll taxes and Excise Tax thereon, will equal such Excise Tax on the Required Payment.

SECTION 12. AMENDMENT AND TERMINATION

Subject to the provisions of Section 11.2 above, the Board reserves the right to amend or terminate the Plan or Program in whole or in part at any time and the Compensation Committee may amend the Program in any way if the Compensation Committee determines that such amendment may be made without shareholder approval.

SECTION 13. UNFUNDED

Any obligation of the Company to pay Bonuses under any Program established pursuant to this Plan is unfunded and no Program Participant shall have any rights to any specific asset or assets of the Company on account of any such obligation, even if the Company purchases any investment or investments to provide a source of funds for payment. All payments of Bonuses pursuant to a Program established in accordance with this Plan shall be out of the general assets of the Company. Any investment or investments that the Company might purchase for the purpose of providing a source of payment for such Bonuses shall be subject to the claims of the creditors of the Company, and a Participant shall have the status of an unsecured creditor of the Company.

SECTION 14. MISCELLANEOUS

14.1	Effective Date. The Plan shall become effective as of January 1, 2005.

14.2	No Guarantee of Employment or Compensation. Nothing contained in this Plan or in any Program established hereunder shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause. Neither the Plan nor any Program established hereunder shall restrict the Company or any Affiliate from discharging an Eligible Employee or a Participant from employment, restrict any Eligible Employee or Participant from resigning from such employment, or restrict the Company or any Affiliate from increasing or decreasing the compensation of any Eligible Employee or Participant.

14.3	Claims. All decisions of the Compensation Committee or its permitted delegate hereunder shall be final and binding on all parties. Except in the case of a Change in Control, no person shall have any claim to any Bonus. In the event that a Participant disagrees with the amount of Bonus determined by the Compensation Committee or its permitted delegate, or believes that a Bonus is due when none is declared, that person shall have the right to request the Compensation Committee or its permitted delegate to review the determination which was made. Upon the conclusion of such review, the Participant shall be informed of the final decision regarding the payment and amount of a Bonus, and shall have no further right to review or appeal. There is no obligation for uniformity of treatment of Participants.

14.4	No Alienation. Except as required by law, amounts payable under any Program established in accordance with this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. No Participant in any Program established under this Plan shall, under any circumstances, receive anything of present or exchangeable value from the Company in anticipation of or prior to the actual payment of any amount due under any such Program. A Participant’s interest in any amount due under any such Program shall be non-assignable and non-transferable and the Participant shall not have any right to anticipate, pledge, hypothecate or create any lien upon such interest.

14.5	Other Incentive Plans. Nothing contained in the Plan shall prohibit the Company from granting other performance awards to employees (including Eligible Employees) under such conditions, and in such form and manner, as it sees fit. The adoption of the Plan does not preclude the adoption of any other bonus or incentive plan for employees.

14.6	Governing Law. Subject to the provisions of applicable federal law, the Plan shall be administered, construed and enforced according to the laws of the State of Missouri and in Courts situated in that State.

14.7	Severability. The invalidity of any particular clause, provision or covenant herein shall not invalidate all or any part of the remainder of the Plan, but such remainder shall be and remain valid in all respects as fully as the law will permit.

14.8	Binding Successors This document shall be binding on the parties hereto, their heirs, successors and assigns.

CERTIFICATE

The undersigned, as secretary of UMB Financial Corporation, hereby certifies that the above Plan was approved and adopted by the UMB Financial Corporation Board of Directors on October 28, 2004.

Secretary